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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Shareholders
Steven Myers & Associates, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Steven Myers & Associates, Inc. of our report dated January 9, 1998, except for the common stock conversion discussed in note 5 as to which the date is January 21, 1998, relating to the balance sheets of Steven Myers & Associates, Inc. as of December 31, 1996 and 1997, and the related statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Registration Statement on Form S-1 dated January 28, 1998 of Steven Myers & Associates, Inc.

                                             KPMG PEAT MARWICK LP


Orange County, California
April 24, 1998